Exhibit 10.42

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE SYMBOL “[***]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.

AMENDMENT NO. 1
to the
Amended and Restated Airline Services Agreement
By and Among
Pinnacle Airlines Corp., Pinnacle Airlines, Inc. and
Northwest Airlines, Inc.

This Amendment No. 1 (the "Amendment") to the Amended and Restated Airline Services Agreement by and among Pinnacle Airlines Corp., Pinnacle Airlines, Inc. and Northwest Airlines, Inc., dated December 15, 2006 and made effective as of January 1, 2007 (the "ASA") is made and entered into as of November 21, 2007.

WITNESSETH:

WHEREAS, Pinnacle Airlines Corp., Pinnacle Airlines, Inc. and Northwest Airlines, Inc. desire to amend certain provisions of the ASA in the manner set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Pinnacle Airlines Corp., Pinnacle Airlines, Inc. and Northwest Airlines, Inc. enter into this Amendment and agree, effective as of the date of this Amendment, as follows:

1.	Section 1.01 of the ASA is amended as follows:

a.  The definition of “Equipment” is amended in its entirety to read as follows:

“Equipment” means the Aircraft, Spare Engines and QECs.

b.  The definition of “Equipment Rental Expense” is amended in its entirety to read as follows:

“Equipment Rental Expense” means the Aircraft Rental Expense, the Spare Engine Rental Expense and the QEC Rental Expense.

c.  The definition of “QEC Rental Expense” is inserted in alphabetical order as follows:

“QEC Rental Expense” means the Basic Rent charged in the leases between Northwest and Pinnacle for the QECs Northwest will provide Pinnacle pursuant to Amendment No. 1 to the ASA, dated November 21, 2007, which shall be $[***] per month.

d. The definition of “Spare Engine Rental Expense” is amended in its entirety to read as follows:

“Spare Engine Rental Expense” means the Basic Rent charged in the Leases between Northwest and Pinnacle for the Spare Engines, including the Spare Engine Temporary Rental Expense.

e. The definition of “Spare Engine Temporary Rental Expense” is inserted in alphabetical order as follows:

“Spare Engine Temporary Rental Expense” means the Basic Rent charged in the leases (or subleases) between Northwest and Pinnacle for the Spare Engine Northwest may return to Pinnacle from time to time pursuant to Section 3.02(a)(ii)(H) of the ASA, as amended by Amendment No. 1, which shall be $[****] per month.

f.  The definition of “Standard Aero Agreement” is inserted in alphabetical order as follows:

“Standard Aero Agreement” means the CF34-3B1 Engine Hourly Rate Program Repair and Services Agreement, between Northwest Airlines, Inc. and Standard Aero, Ltd., dated as of September 1, 2007, as amended or extended by Northwest, provided that any material expansion of the scope of services to be performed under the Standard Aero Agreement shall be subject to the reasonable approval of Pinnacle.

2.	Section 3.02(a)(i) of the ASA is amended by inserting the following sentence at the end thereof:

Northwest shall also provide Pinnacle with the use of four additional QECs (comprised of either left or right side plus neutral) in accordance with the following schedule:  on or before April 1, 2008, Northwest shall place orders with Bombardier for such four additional QECs; on or before January 31, 2009, Northwest shall provide Pinnacle with the use of two QECs (one left side with neutral/one right side with neutral); and on or before April 1, 2011, Northwest shall provide Pinnacle with the use of two QECs (one left side with neutral/one right side with neutral), and in the event Northwest fails to provide Pinnacle with the use of such QECs at the agreed dates, Northwest shall reimburse Pinnacle for the actual costs Pinnacle incurs to procure such QECs utilizable by Pinnacle on the same schedule, in an amount not to exceed Bombardier’s catalog price (at the time of each such procurement) for QECs of the same configuration, and Northwest shall not hold Pinnacle responsible for any flight delays or cancellations associated with Pinnacle’s inability to perform due to the unavailability of the aforementioned QECs at the January 31, 2009 and April 1, 2011 dates, it being specifically agreed that any such delays or cancellations will be excluded from all calculations under Section 2.10 and Section 5.14.

3.	Section 3.02(a)(ii) of the ASA is amended by inserting the following as new sub-sections (H) and (I):

(H)  On or before December 17, 2007, Northwest shall have the right to remove one (1) Spare Engine selected by Northwest from Pinnacle.  Pinnacle shall re-deliver such Spare Engine to Northwest in compliance with the applicable Return Conditions (as defined in the Lease for the Spare Engine), provided that such Spare Engine shall have a minimum of 1000 cycles remaining until the next scheduled maintenance visit with Standard Aero and shall have all line replaceable units installed and in serviceable condition, as when the Spare Engine was originally delivered to Pinnacle.  Thereafter, Northwest shall manage the allocation of such Spare Engine between Mesaba and Pinnacle based on the operational needs of each carrier and without bias as to the carrier that receives the Spare Engine.  Subject to the preceding sentence, Northwest further agrees that in the event such Spare Engine is returned to Pinnacle, Northwest shall re-deliver such Spare Engine to Pinnacle in compliance with the applicable Return Conditions (as defined in the Lease for the Spare Engine), provided that such Spare Engine shall have a minimum of 1000 cycles remaining until the next scheduled maintenance visit with Standard Aero and shall have all line replaceable units installed, and in serviceable condition, as when the Spare Engine was originally removed from Pinnacle’s fleet. The rental expense for such Spare Engine, if and when returned to Pinnacle, shall be the Spare Engine Temporary Rental Expense.  The same requirements as to compliance with the applicable Return Conditions (as defined in the Lease for the Sapre Engine), with all line replaceable units installed and in serviceable condition, and 1000 cycles remaining before the next scheduled maintenance visit with Standard Aero shall apply with respect to any subsequent transfers of such Spare Engine to or from Pinnacle pursuant to this Section 3.02(a)(ii)(H).

(I)  With respect to the additional QECs the use of which Northwest will provide to Pinnacle pursuant to the last sentence of Section 3.02(a)(i), Northwest may request the removal of up to two (2) such QECs (left side plus neutral/right side plus neutral) from Pinnacle to support other CRJ-200 fleet requirements, and Pinnacle shall not unreasonably delay its response or deny such request; provided, however, that if the removal of any such QECs from Pinnacle would adversely affect Pinnacle’s ability to satisfy maintenance and operational requirements for its fleet, taking into account Pinnacle's fleet size at the time such request is made,  Pinnacle may deny such request to remove and re-position the QECs.   After the removal of one or more QECs from Pinnacle pursuant to the preceding sentence, if Pinnacle, due to its operational or maintenance requirements, requires the use of any QECs that have been removed and re-positioned at Northwest’s request, Pinnacle shall notify Northwest of the need to return such QECs and provide reasonable justification for such need.  Upon receipt of such request, Northwest shall either return the requested quantity of QECs to Pinnacle within 30 calendar days, or provide a matching quantity of QECs to Pinnacle in like configuration to those previously removed from Pinnacle’s fleet within 30 calendar days.   Northwest agrees that the QECs it provides to Pinnacle to use shall be in serviceable condition at the time of such provision, and Pinnacle agrees that any QECs removed from its fleet by Northwest shall be in serviceable condition at the time of such removal.  Northwest agrees to pay for all costs associated with the transportation of QECs to and from Pinnacle.

4.	Section 3.03 of the ASA is amended by inserting the following sentence at the end thereof:

Pinnacle and Northwest agree to enter into leases with respect to the QECs Northwest will provide to Pinnacle pursuant to Section 3.02(a)(i) of the ASA (as amended by Amendment No. 1), and such leases shall remain in effect for the term of the ASA, subject to termination rights and other terms and conditions consistent with Section 3.02(a)(ii)(I) above.

5.	The first sentence of Section 3.06 of the ASA is amended in its entirety to read as follows:

“Pinnacle shall be responsible for all aspects of the maintenance in accordance with the Maintenance Program (including any maintenance or modifications required by FAA airworthiness directives and all routine and non-routine maintenance), servicing and cleaning (including painting of aircraft exteriors and replacement of worn interior items) of the Equipment (except for ground handling as specified in Section 4.02); provided, however, that with respect to the Canadair Regional Jet Aircraft and Spare Engines, Pinnacle shall utilize Standard Aero for all major shop-level engine maintenance and shall utilize Bombardier for heavy airframe maintenance in accordance with (a) the Standard Aero Agreement (and in this regard Pinnacle shall execute the Assignment Agreement set forth as Exhibit D to the Standard Aero Agreement), and (b) the Bombardier Agreement.

6.	Section 5.06(c) of the ASA is amended as follows:

“GE Agreements” is deleted and “Standard Aero Agreement” is inserted in lieu thereof, and “GE” is deleted and “Standard Aero” is inserted in lieu thereof.

7.	A new Section 11.17 is inserted after Section 11.16, to read in its entirety as follows:

“Section 11.17 Customized Engine Maintenance Program.  Notwithstanding any provision to the contrary contained herein, the parties agree that all delays and cancellations, if any, resulting from any disputes regarding Section 2.12 of the Standard Aero Agreement shall be excluded from all calculations under Section 2.10 and Section 5.14, and any incremental costs to the EHRP incurred by Pinnacle pursuant to the last sentence of Section 2.12 of the Standard Aero Agreement shall not be reimbursed by Northwest pursuant to Section 5.06(c) unless Pinnacle requests reimbursement and Northwest consents to reimburse such costs.”

8.
Miscellaneous.  Contemporaneously with this Amendment, the parties hereto are amending the Spare Engine Leases to provide that the Basic Rent is equal to $[****] per engine.  This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Minnesota, notwithstanding the choice of law provisions thereof.  Except as specifically amended, the ASA remains in full force and effect and is reaffirmed by each of the parties hereto.  From and after the date hereof all references in the ASA to the “Agreement” shall be deemed to be references to the Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date and year first set forth above.

PINNACLE AIRLINES, INC.                                                                                     NORTHWEST AIRLINES, INC.

By:  _________________________                                                                                                By:________________________

Name:                                                                                     Name:

Title:                                                                                     Title:

PINNACLE AIRLINES CORP.

By:  _________________________

Name:

Title: